Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of July 26, 2019, by and among Build-A-Bear Workshop, Inc., a Delaware corporation (the “Company”), and the entities and natural persons set forth on the signature page hereto (collectively, “Investor”) (each of the Company and Investor, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Investor have been having certain discussions relating to the Company’s business and strategic plans;

WHEREAS, as of the date hereof, Investor is deemed to beneficially own, in the aggregate, 1,459,423 shares of the Company’s common stock, $0.01 par value per share (the “Company Common Stock”), which represents approximately nine and six-tenths percent (9.6%) of the Company Common Stock issued and outstanding on the date hereof; and

WHEREAS, as of the date hereof, the Company and Investor have determined that it is in their respective best interests to come to an agreement to modify the composition of the Company’s board of directors (the “Board”) and as to certain other matters, as provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.	Board Matters and Related Agreements.

(a)            New Investor Director. Promptly following the execution of this Agreement, the Company hereby agrees to cause the Board and all applicable committees thereof to take all necessary actions to (i) appoint David L. Kanen (the “New Investor Director”), as a Class II director of the Company to serve until the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”), and (ii) simultaneously therewith, increase the size of the Board to eight (8) members. The Board, based on information provided by Investor and the New Investor Director, has determined that the New Investor Director would (i) qualify as an “independent director” under the applicable rules of the New York Stock Exchange (“NYSE”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and (ii) satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in clauses (iii)-(iv) of Section 1(c) hereof).

(b)            Committees. Subject to the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), NYSE rules and applicable laws, the Company agrees to consider in good faith the appointment of the New Investor Director to an appropriate committee or committees of the Board in the ordinary course of business.

(c)            Additional Agreements.

(i) Investor agrees that Investor will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii) Investor agrees that, at each annual or special meeting of stockholders held during the Standstill Period (as hereinafter defined), Investor will (x) be present for quorum purposes and (y) except in connection with any Extraordinary Transaction (as hereinafter defined), (1) vote or cause to be voted all shares of the Company Common Stock beneficially owned, or deemed beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act), by Investor at such meeting in favor of the slate of directors nominated by the Board and against the removal of any member of the Board and (2) vote in accordance with the Board’s recommendation with respect to any other proposal presented at such annual or special meeting of the Company’s stockholders, including, but not limited to, any advisory proposal on executive compensation.

(iii) Prior to the date hereof, the New Investor Director has delivered to the Company an executed irrevocable resignation letter as a director pursuant to which the New Investor Director agrees to resign from the Board and all applicable committees thereof if (A) at any time during the Standstill Period, Investor’s aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of the Company Common Stock decreases to less than six percent (6.0%) of the then-outstanding Company Common Stock or (B) the New Investor Director accepts a directorship which would cause him to serve on the boards of directors of more than two (2) public companies in addition to the Board. The New Investor Director’s irrevocable resignation made pursuant to this clause (iii) of this Section 1(c) shall not be effective until the Board shall have accepted such resignation, which acceptance shall be made within the sole and absolute discretion of the Board.

(iv) Prior to the date hereof, the New Investor Director has delivered to the Company (A) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company’s written policies and procedures of non-management directors in connection with the appointment or election of new Board members; (B) a written acknowledgement in substantially the form entered into by the other directors of the Company that the New Investor Director agrees to be bound by all current policies, codes and guidelines applicable to directors of the Company, including, without limitation, the Company’s Business Conduct Policy and any related person transaction policy (and further agrees to the recusal provisions set forth in Section 1(c)(v) herein); and (C) a written waiver of the right to receive any compensation from the Company for service as an independent director of the Company; provided, however, that the Company shall reimburse the New Investor Director for expenses he incurs for the purpose of attending meetings of the Board or any committee thereof to the extent such expenses are reimbursable under the Company’s Corporate Travel and Expense Reimbursement Policy. Each of the Company and Investor agrees that the New Investor Director shall (x) be indemnified by the Company in the same manner as all other non-management directors of the Company (including entering into the Company’s customary indemnification agreement), (y) receive the benefit of customary directors’ and officers’ liability insurance coverage in accordance with the terms of any such insurance policy and (z) comply with the Corporate Governance Guidelines.

(v) Investor agrees that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse the New Investor Director from the portion of any Board or committee meeting at which the Board or any such committee is evaluating and/or taking action with respect to (A) Investor’s ownership of Company Common Stock, (B) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (C) any action taken in response to actions taken or proposed by Investor, its Affiliates or Associates with respect to the Company, (D) any transaction proposed by, or with, Investor, its Affiliates or Associates or (E) any other matter in which the interests of Investor may be adverse to those of the Company or any of its Affiliates.

2.	Standstill Provisions.

(a)            The standstill period (the “Standstill Period”) begins on the date of this Agreement and shall extend until fifteen (15) days prior to the deadline for the submission of stockholder nominations for directors for the 2021 Annual Meeting pursuant to the Amended and Restated Bylaws of the Company (as may be amended from time to time, the “Bylaws”); provided that, if the Board shall offer to nominate the New Investor Director for election to the Board at the 2021 Annual Meeting and the New Investor Director agrees to stand for election to the Board at the 2021 Annual Meeting, then the Standstill Period shall be automatically extended for such period as the New Investor Director shall remain on the Board. Investor agrees that, during the Standstill Period, neither Investor nor any of its Affiliates or Associates nor any of their respective principals, directors, general partners, officers, employees and agents and representatives acting on their behalf will, and Investor will cause each of its Affiliates and Associates and their respective principals, directors, general partners, officers, employees and agents and representatives acting on their behalf not to, directly or indirectly, in any manner, alone or in concert with others:

(i) acquire, offer, seek or agree to acquire, by purchase or otherwise, or direct others in the acquisition of, any securities issued by the Company or securities convertible into or exchangeable for the Company Common Stock (or any rights decoupled from the underlying securities) or assets of the Company, or rights or options to acquire any securities issued by the Company or securities convertible into or exchangeable for the Company Common Stock (or rights decoupled from the underlying securities) or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to securities issued by the Company or securities convertible into or exchangeable for the Company Common Stock (or rights decoupled from the underlying securities) that are settled by delivery of the Company Common Stock or assets of the Company, in the case of each of the foregoing, only if such action would result in Investor, together with its Affiliates and Associates, having an aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act but treating all shares underlying options or synthetic derivatives as outstanding whether or not then exercisable) of greater than twelve and one-half percent (12.5%) of the then-outstanding Company Common Stock immediately following the consummation of such transaction; provided that nothing herein will require Company Common Stock to be sold to the extent that Investor exceeds the ownership limit under this clause 2(a)(i) as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of the Company Common Stock;

(ii) engage in any short sale, purchase of any derivative security, including any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad-based market basket or index)) or enter into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, any securities that includes, relates to or derives any significant part of its value from a change in the market price or value of any securities of the Company;

(iii) initiate, effect or participate in any way in, or seek to offer or propose to effect, cause or participate in any way in, any tender or exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets or sale, spinoff, splitoff or other similar separation of one or more business units, scheme of arrangement, plan of arrangement, business combination transaction, extraordinary dividend, significant stock repurchase, recapitalization, restructuring, reorganization, liquidation, dissolution or issuance of the Company’s equity or equity equivalent securities (including in a PIPE, convertible note, convertible preferred security or similar structure) or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”) or make, directly or indirectly, any private proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require the Company or Investor to make public disclosure (of any kind) regarding an Extraordinary Transaction; provided that this clause 2(a)(iii) shall not restrict: (A) the tender (or failure to tender) by Investor or any of its Affiliates of any securities of the Company into any tender or exchange offer by a Third Party (as hereinafter defined); (B) the vote for or against any Extraordinary Transaction by Investor or any of its Affiliates of any securities of the Company; or (C) the receipt of any consideration by Investor or any of its Affiliates on the same basis as other stockholders of the Company in connection with any Extraordinary Transaction;

(iv) make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) or seek any form of proxy with respect to the removal, election or appointment of any person to, or representation of any person on, the Board, or becoming a participant with a Third Party in any solicitation of any such proxies (including a “withhold” or similar campaign) or making statements regarding how Investor intends to vote, or the reasons therefor with respect to a proposal being voted on by stockholders, or instructing or recommending to other stockholders how to vote with respect to a proposal being voted on by stockholders or otherwise communicate pursuant to Rule 14a-1(1)(2)(iv) under the Exchange Act;

(v) form, join, act in concert with, or in any way participate in any partnership, limited partnership, syndicate or other group (including without limitation, a “group” as defined under Section 13(d) of the Exchange Act) with respect to any securities of the Company (other than a “group” that includes all or some of the persons identified on Exhibit A attached hereto, but does not include any other entities or persons not identified on Exhibit A as of the date hereof (any such person, a “Third Party”)); provided, however, that nothing herein shall limit the ability of an Affiliate of Investor to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(vi) agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, other than granting proxies in solicitations approved by the Board and other than any such voting trust, arrangement or agreement solely among Investor, Affiliates or Associates of Investor and otherwise in accordance with this Agreement; provided that any such Affiliate or Associate agrees to be bound by the terms and conditions of this Agreement;

(vii) (A) seek, alone or in concert with others, or submit, or knowingly encourage any person or entity to seek or submit, nominations in furtherance of a “contested solicitation” for the election or removal of the Company’s directors, except as specifically contemplated in Section 1 hereof, (B) request that, or knowingly encourage any person to request that, the Company call any meeting of stockholders, (C) conduct, or knowingly encourage, advise or influence any person or knowingly assist any person in so encouraging, advising or influencing any person with respect to conducting any type of referendum, binding or non-binding (other than such encouragement, advice or influence that is consistent with the Company’s management’s recommendation in connection with such matter or otherwise specifically permitted under this Agreement), or (D) present, or knowingly encourage any person to present, any matter at any meeting of stockholders of the Company;

(viii) alone or in concert with others, make any public disclosure, communication, announcement or statement regarding any intent, purpose, plan, proposal or request with respect to (A) controlling, changing or influencing the Board, the Company, its management, policies or affairs, any of its securities or assets or any of its businesses or strategy that, in each case, would be inconsistent with the provisions of this Agreement, including, without limitation, any public disclosure, communication, announcement or statement regarding any intent, purpose, plan, proposal or request relating to any change in the number of directors or the filling of any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (C) any other material change with respect to the Board, the Company, its management, policies or affairs or any of its securities, assets, business, corporate or governance structure (including with respect to an Extraordinary Transaction), or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any term of this Agreement (including the provisions of this Section 2) or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition, (D) any waiver, amendment or modification to the Company’s Amended and Restated Certificate of Incorporation or the Bylaws, or to other actions by the Company that may impede the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(ix) make any request for a stockholder list of materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law (the “DGCL”) or other statutory or regulatory provisions providing for stockholder access to books and records;

(x) commence, institute, solicit, encourage, support, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 2, including any action challenging the validity or enforceability of this Section 2 or this Agreement; provided, however, that for the avoidance of doubt the foregoing shall not prevent Investor, its Affiliates or Associates from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against Investor, its Affiliates or Associates, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or (D) exercising statutory appraisal, dissenters or similar rights under the DGCL;

(xi) enter into any negotiations, arrangements, discussions, agreements or understandings with (whether written or oral), or advise, facilitate, finance (through equity, debt or otherwise), assist, solicit, encourage or seek to persuade, any Third Party to take or cause any action or make any statements inconsistent with any of the foregoing, or make any investment in or enter into any arrangement with any other person that engages, or offers or proposes to engage, in any of the foregoing, or otherwise take or cause any action or make any statements inconsistent with any of the foregoing; or

(xii) disclose any intention, plan or arrangement inconsistent with any provision of this Section 2.

(b)            Subject to complying with its obligations under Sections 2(a) and 12 hereof, Investor may engage in any private discussions with the Company’s senior management or any member of the Board so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any such party.

(c)            Nothing in this Section 2 shall be deemed to limit the exercise in good faith by the New Investor Director of his fiduciary duties solely in his capacity as a director of the Company and in a manner consistent with his and Investor’s obligations under this Agreement.

3.	Representations and Warranties of the Company.

The Company represents and warrants to Investor that (i) the Company has the corporate power and authority to execute this Agreement and to bind the Company thereto, (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (iii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Investor.

Investor represents and warrants to the Company that (i) each of the authorized signatories of Investor set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Investor thereto; (ii) this Agreement has been duly authorized, executed and delivered by Investor, and is a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (iii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Investor as currently in effect; (iv) the execution, delivery and performance of this Agreement by Investor does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Investor or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Investor is a party or by which it is bound; (v) as of the date hereof, Investor is deemed to beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, 1,459,423 shares of the Company Common Stock; (vi) as of the date hereof, Investor does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or hedging transactions or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Company Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Company Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement; (vii) Investor will not, directly or indirectly, compensate or agree to compensate the New Investor Director for his service as a director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation, directly or indirectly, related to the Company or its securities; (viii) no person other than Investor has any rights with respect to its shares of the Company Common Stock; and (ix) none of Investor or its Affiliates has formed, or has any present intent to form, a group (within the meaning of Section 13(d) under the Exchange Act) with any Third Party in relation to the Company or the Company Common Stock.

5.	Termination.

This Agreement shall remain in full force and effect until the earliest of:

(a)            the expiration of the Standstill Period;

(b)            delivery of written notice by the Company to Investor of a material breach of this Agreement by Investor; or

(c)            such other date established by mutual written agreement of the Parties.

6.	Specific Performance.

Each of Investor, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof (without the requirement of posting a bond), and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Expenses.

The Company agrees to reimburse Investor for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the negotiation and execution of this Agreement; provided that such reimbursement shall not exceed thirty-five thousand dollars ($35,000) in the aggregate.

8.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	Build-A-Bear Workshop, Inc.
1954 Innerbelt Business Center Drive
St. Louis, MO 63114
	Attention:	Eric Fencl
General Counsel and Secretary
	Telephone:	314-423-8000, Ext. 5458
	Facsimile:	314-593-3220
	Email:	EricF@buildabear.com

With a copy (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
	Attention:	Richard J. Grossman
	Telephone:	(212) 735-2116
	Facsimile:	(917) 777-2116
	Email:	Richard.Grossman@skadden.com

If to Investor:	Kanen Wealth Management, LLC
5850 Coral Ridge Drive, Suite 309
Coral Springs, FL 33076
	Attention:	David L. Kanen
	Telephone:	(631) 863-3100
	Facsimile:	(631) 863-3103
	Email:	dkanen@kanenadvisory.com

With a copy (which shall not constitute notice) to:	Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
	Attention:	Andrew M. Freedman, Esq.
	Telephone:	(212) 451-2300
	Facsimile:	(212) 451-2222
	Email:	afreedman@olshanlaw.com

10.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the federal or state courts located in Wilmington, Delaware. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties further agrees that service of any process, summons, notice or document by registered mail to the respective addresses set forth in Section 9 hereof shall be effective service of process for any action relating to this Agreement brought against any such Party in any such court. Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT.

11.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile). For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

12.	Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither Party nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, principals, partners, members, general partners, officers, key employees or directors (collectively, “Representatives”), shall in any way, directly or indirectly, in any capacity or manner, whether written or oral, electronically or otherwise (including, without limitation, in a television, radio, internet, social media, newspaper or magazine interview, or otherwise through the press, media, analysts or other persons or in any document or report filed with the SEC), publicly criticize, attempt to discredit, disparage, call into disrepute, make ad hominem attacks on or otherwise defame or slander or make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or any other public statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the other Party or such other Party’s Representatives (including any current officer or director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders (solely in their capacity as stockholders of the applicable Party), agents, attorneys or representatives, or any of their practices, procedures, businesses, business operations, products or services, in any manner that would reasonably be expected to damage the business, or reputation of the other Party or of its Representatives (including former officers and directors), directors (or former directors), employees, stockholders (solely in their capacity as stockholders of the applicable Party), agents or attorneys, or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of either Party or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of either Party or its subsidiaries or Affiliates, or is derogatory, detrimental, or injurious to the goodwill, reputation or business standing of, either Party, its Affiliates, its subsidiaries and its or their business. In addition to the other remedies available in connection with any breach of this Agreement, nothing shall prevent either Party or its Representatives from responding without restriction to the other Party’s breach of this Section 12. This Section 12 shall not limit the power of any director of the Company to act in good faith in accordance with his or her fiduciary duties solely in his or her capacity as a director of the Company and, in the case of the New Investor Director, in a manner consistent with his obligations under this Agreement.

13.	Public Announcements.

Promptly following the execution of this Agreement, the Company and Investor shall announce this Agreement by means of a joint press release, in substantially the form attached hereto as Exhibit B (the “Press Release”). Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither Party shall issue any press release or public announcement regarding this Agreement or the matters contemplated hereby, except as required by law or the rules of any stock exchange or with prior written consent of the other Party. During the Standstill Period, neither the Company nor Investor shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The Company acknowledges that Investor may file this Agreement (i) as an exhibit to its Schedule 13D/A and (ii) pursuant to any securities and/or exchange rules and regulations that are applicable to Investor. The Company shall be given a reasonable opportunity to review and comment on any Schedule 13D/A filing made by Investor with respect to this Agreement prior to the filing with the SEC, and Investor shall give reasonable consideration in good faith to any reasonable comments of the Company. Investor acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC. Investor shall be given a reasonable opportunity to review and comment on the Form 8-K made by the Company with respect to this Agreement prior to the filing with the SEC, and the Company shall give reasonable consideration in good faith to any reasonable comments of Investor.

14.	Entire Agreement; Amendment and Waiver; Successors and Assigns.

This Agreement (including its exhibits) contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Parties. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Investor, the prior written consent of the Company, and with respect to the Company, the prior written consent of Investor. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

BUILD-A-BEAR WORKSHOP, INC.

By:	/s/ Sharon Price John
Name:	Sharon Price John
Title:	President and Chief Executive Officer

KANEN WEALTH MANAGEMENT, LLC

By:	/s/ David L. Kanen
Name:	David L. Kanen
Title:	Managing Member

PHILOTIMO FUND, LP

By:	Kanen Wealth Management, LLC, its general partner

By:	/s/ David L. Kanen
Name:	David L. Kanen
Title:	Managing Member

/s/ David L. Kanen
David L. Kanen

[Signature Page to Cooperation Agreement]

EXHIBIT A

KANEN WEALTH MANAGEMENT, LLC

PHILOTIMO FUND, LP

David L. Kanen

EXHIBIT B

[FORM OF PRESS RELEASE]